Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Lennox International Inc.:
     We consent to the incorporation by reference in Registration Statement Nos. 333-83961, 333-83959, 333-92389, 333-52046, 333-60122, 333-71416, 333-91128, 333-91130, 333-127540, 333-86989 on Form S-8, Registration Statement No. 333-102881 on Form S-3, and Registration Statement No. 333-81555 on Form S-4 of Lennox International Inc. of our report dated February 27, 2008, with respect to the consolidated balance sheets of Lennox International Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule and the effectiveness of internal control over financial reporting, as of December 31, 2007.
     Our audit report dated February 27, 2008, with respect to the consolidated balance sheets of Lennox International Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, refers to the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.
/s/ KPMG LLP
Dallas, Texas
February 27, 2008